                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 30, 1997



                                                       COVENTRY CORPORATION
------------------------------------------------------------------------------------------------------------------------
                                      (Exact name of registrant as specified in its charter)

                  Tennessee                                        0-19147                          62-1297579
-------------------------------------------------              ----------------------             ---------------------
 (State or other jurisdiction of incorporation)                Commission File Number)             (I.R.S. Employer
                                                                                                   Identification No.)


          53 Century Boulevard, Suite 250, Nashville, TN                                           37214
------------------------------------------------------------------            ------------------------------------------
             (Address of principal executive offices)                                            (Zip Code)



                                Registrant's telephone number, including area code: (615) 391-2440



                                                          Not Applicable
------------------------------------------------------------------------------------------------------------------------
                                   (Former name or former address, if changed since last report)

Item 5.           Other Events


         Reference is made herein to that certain Amended and Restated Securities Purchase Agreement, dated as of April 2, 1997 (the "Purchase Amendment"), by and among Coventry Corporation (the "Company"), Warburg, Pincus Ventures, L.P. ("Warburg Pincus") and Franklin Capital Associates, L.P., a copy of which, together with the schedules and exhibits thereto, was attached as
Exhibit 10 to the Form 8-K filed by the Company with the Commission on May 14, 1997 and is incorporated herein by reference in its entirety.

         On June 30, 1997, the Second Closing (as such term is defined in
Section 2.3(b) of the Purchase Agreement) was consummated. At the Second Closing, the Company issued and sold to Warburg Pincus convertible, exchangeable senior subordinated notes in an aggregate principal amount of $13,155,020 and warrants to purchase 773,825 shares of the Company's common stock, par value $0.01 per share. The Company applied all of the net proceeds to prepay approximately $13.9 million indebtedness outstanding under the Third Amended and Restated Credit Agreement, dated as of March 28, 1997, among the Company, the banks listed therein, and Morgan Guaranty Trust Company of New York, as Agent ("Credit Agreement"). As a result the payments required under the Credit Agreement will be $12,176,923 due December 31, 1997 and $43,823,577 due April 1, 1998. In addition, a material adverse change in the Company's business, financial condition or results of operations is no longer an event of default under the Third Amended Credit Agreement.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             COVENTRY CORPORATION


Date: July 9, 1997          By: /s/ Shirley R. Smith
                                -------------------------------------------
                                    Shirley R. Smith, Vice President and
                                    Corporate General Counsel










                                        3